EXHIBIT 4
                                                                       ---------



                   AGREEMENT TO FURNISH COPIES OF INSTRUMENTS
                         WITH RESPECT TO LONG-TERM DEBT
                         ------------------------------


         The Registrant has entered into certain agreements with respect to long-term indebtedness, which do not exceed ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request of the Commission.




                                                    OAKWOOD HOMES CORPORATION



                                                    By: /s/  Suzanne H. Wood
                                                       ---------------------
                                                        Suzanne H. Wood
                                                        Executive Vice President